August 7, 2007 Ryerson Inc. – A Need For Change Exhibit 1

Forward Looking Statements
This presentation contains forward-looking statements.  These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,”
“anticipates” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of Ryerson Inc. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially.  These risks and uncertainties include, among others, the ability to successfully solicit sufficient proxies to elect the Harbinger nominees to the Ryerson Inc. board of directors, the ability of the Harbinger nominees to influence the management of Ryerson Inc. and to improve the operating performance of Ryerson
Inc., and risk factors associated with the business of Ryerson Inc., as described in the Ryerson
Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in other periodic reports of Ryerson Inc., which are available at no charge at the website of the Securities and Exchange Commission at http://www.sec.gov. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.

The Ryerson Board Needs To Change Now
As Ryerson’s largest stockholder, Harbinger Capital Partners is concerned that the Platinum
Equity transaction may not represent the best course for maximizing stockholder value.
The transaction resulted from a search for strategic alternatives triggered not by market conditions or operational challenges, but by the current Board of Directors’ response to the
Harbinger proxy fight
We believe the current Board of Directors and senior management are no better equipped to conduct an effective review of strategic alternatives and maximize stockholder value than they have been to drive operational performance and profitability.
Under the stewardship of the current Board, Ryerson has consistently failed to perform --
lagging on both measures of profitability and inventory management.
This historical underperformance has resulted in a share price that does not truly reflect
Ryerson’s intrinsic value.
Ryerson stockholders deserve independent and objective analysis of the Platinum Equity offer by
Directors that can apply their expert knowledge to better realize the Company's current and future value for all stockholders.
If the Platinum Equity offer is determined to be undervalued, stockholders would benefit from a strategic review process that is singularly focused on maximizing stockholder value.
The Harbinger nominees have the expertise and experience necessary both to guide an effective review of strategic alternatives and to guide Ryerson toward improved operations and profitability.
Voting for Harbinger’s Slate Ensures That Stockholders Have the
Opportunity to Realize Full and Fair Value for Their Investment

Share Price Underperformance Page 5
Low Historical EBITDA Margins Page 7
Poor Inventory Management Page 8
History of Earnings Disappointment Page 9
Current Board’s Enrichment of Management Page 10
Ryerson’s Current Board Has Consistently Ignored Stockholders Page 11
Platinum Equity’s Offer Page 12
Ryerson Inc. – A History of Underperformance

Share Price Underperformance
Total Returns Analysis – Ryerson vs. Service Center Composite (3/17/1998 – 12/12/2006)
Source: Factset
Note:    Total returns includes change in stock price and assume dividend reinvestment.
Steel Service Center Composite Index is weighted by market capitalization and includes AM Castle, EMJ (until 3/06), Metals USA (until 11/05), Novamerican, Olympic Steel, Reliance Steel, Russel Metals.
(1) Index reflects stock price as of March 17, 1998, the date Ispat International announced the acquisition of Inland Steel, the steel manufacturing operations of Ryerson Tull. Post sale, Ryerson began operating as it does today, as a pure play steel service center.
(2) One day prior to Harbinger’s 13-D filing.
In spite of an industry-leading position and the tailwind of global consolidation in the steel industry, Ryerson has significantly underperformed market indices and its peer group in profitability and efficiency.
For the period between March 17, 1998
(1)
and December 12, 2006
(2)
and for the one year period prior to December
12, 2006, total returns for Ryerson decreased by 3%, while the service center composite increased by 233% and
19%, respectively.
1-Year Total Returns Analysis – Ryerson vs. Service Center Composite
Mar-98 Mar-99 Feb-00 Feb-01 Feb-02 Jan-03 Jan-04 Dec-04 Dec-05 Dec-06
0
100
200
300
400
500
Ryerson: -3.2% Steel Service Center Composite: 232.3% S&P 500: 30.7%
Dec-05 Jan-06 Mar-06 Apr-06 May-06 Jun-06 Aug-06 Sep-06 Nov-06 Dec-06
70
80
90
100
110
120
130
140
150
Ryerson: -3.3% Steel Service Center Composite: 19.1% S&P 500: 12.0%

Ryerson vs. Reliance
Ryerson’s closest peer, Reliance Steel and Aluminum, has returned 259% to its stockholders, while Ryerson stockholders have lost 3% between the period of March 17, 1998
(1)
and December 12, 2006
(2)
.
Total Returns Analysis – Ryerson vs. Reliance (3/17/1998 – 12/12/2006)
1-Year Total Returns Analysis – Ryerson vs. Reliance
Source: Factset
Note: Total returns includeschange in stock price and assume dividend reinvestment.
(1) Index reflects stock price as of March 17, 1998, the date Ispat International announced the acquisition of Inland Steel, the steel manufacturing operations of Ryerson Tull. Post sale, Ryerson began operating as it does today, as a pure play steel service center.
(2) One day prior to Harbinger’s 13-D filing.
Mar-98 Mar-99 Feb-00 Feb-01 Feb-02 Jan-03 Jan-04 Dec-04 Dec-05 Dec-06
0
100
200
300
400
500
Ryerson: -3.2% Reliance: 259.3% S&P 500: 30.7%
Dec-05 Jan-06 Mar-06 Apr-06 May-06 Jun-06 Aug-06 Sep-06 Nov-06 Dec-06
60
80
100
120
140
160
Ryerson: -3.3% Reliance: 18.7% S&P 500: 12.0%

Low Historical EBITDA Margins
Since 1998, Ryerson’s EBITDA margins, defined as earnings before interest, taxes, depreciation and amortization
(EBITDA) divided by sales, have averaged 2.7%, less than half of the service center composite average of 6.8%.
In Q1 2007, Ryerson’s EBITDA margin of 4.9% was less than half that of Reliance, which came in with a first quarter EBITDA margin of 11.8%.  Q2 2007 followed a similar theme, as Ryerson’s EBITDA margin remained constant at 4.9% while Reliance increased to 12.4%
EBITDA Margins – Ryerson vs. Industry
Source: Company filings
Note:    Steel
Service Center Composite Index includes AM Castle, EMJ (until 3/06), Metals USA (until 11/05), Novamerican, Olympic Steel, RelianceSteel, Russel Metals.
Companies reporting inventory under the last-in, first-out (LIFO)method are AM Castle, EMJ, Reliance and Ryerson.
Companies reporting inventory under the first-in, first-out (FIFO) method are Metals USA, Novamerican, OlympicSteel and Russel Metals.
-2.0%
0.0%
2.0%
4.0%
6.0%
8.0%
10.0%
12.0%
14.0%
1998 1999 2000 2001 2002 2003 2004 2005 2006
Ryerson Service Center Composite Reliance
Ryerson Average: 2.7%
Service Center Composite Average: 6.8%
Reliance Average: 9.0%
Ryerson
Reliance
Service Center Composite

Poor Inventory Management
Harbinger believes that Ryerson’s poor inventory management has resulted in low inventory turns that have historically averaged 3.9x over the last nine years while its closest peer, Reliance, has averaged closer to 4.6x during the same period.
Even in Q1 2007 -- a quarter with improved earnings -- Ryerson only managed inventory turns of 3.7x in the first quarter, compared to Reliance, which had first quarter inventory turns of 4.5x.
Q2 2007 proved to be a similarly improved quarter, however Ryerson’s inventory turns were 4.0x for the quarter while Reliance managed 4.2x
Inventory Turns Analysis
Source: Company filings
Note:     Ryerson and Reliance report inventory on a LIFO basis. Adjustments have been made based on their company filings to approximate inventory value on a FIFO basis.
3.0x
3.5x
4.0x
4.5x
5.0x
5.5x
6.0x
1998 1999 2000 2001 2002 2003 2004 2005 2006
Ryerson Reliance
Ryerson Average: 3.9x Reliance Average: 4.6x

Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
Q1 2007
Q2 2007

Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
Q1 2007
Q2 2007

History of Earnings Disappointment
Over the past 37 quarters, Reliance has missed analyst projections only 6 times while Ryerson has failed to meet expectations 19 times.
Ryerson EPS vs. Wall Street Projections
Reliance EPS vs. Wall Street Projections
Source: FactSet.
Who do you trust as stewards of your capital?
($1.50)
($1.00)
($0.50)
$0.00
$0.50
$1.00
$1.50
1998 1999 2000
2001
2002 2003
2004 2005
2006
Met or Beat Missed Wall Street Estimate
$0.00
$0.30
$0.60
$0.90
$1.20
$1.50
$1.80
1998 1999 2000 2001 2002 2003 2004 2005 2006
Met or Beat Missed Wall Street Estimate

Ryerson
Price Performance: -15.5%
Compensation CAGR: 18.0%
Reliance
Price Performance: 233.2%
Compensation CAGR: 22.3%
Indexed Share Price (%)
Total Compensation
Reliance CEO Compensation
Reliance Indexed Price
Ryerson CEO Compensation
Ryerson Indexed Price

Ryerson
Price Performance: -15.5%
Select Service Center
Indexed Total Returns (%)
Total Compensation
Select Service Center Average
Select Service Center Indexed Avearge Returns
Ryerson CEO Compensation
Ryerson Indexed Total Returns

$325.0
$355.0
$400.0
$500.0
$525.0
$441.5
$492.3
$544.7 $548.5 $548.5
$570.5
$641.5
$600.0
$560.0 $500.0
$475.0
$817.0
$738.4
$0
$100
$200
$300
$400
$500
$600
$700
$800
$900
$1,000
0
50
100
150
200
250
300
350
400
450
Reliance CEO Compensation Ryerson CEO Compensation
Reliance Indexed Price Ryerson Indexed Price
2003
2004
2005 2006 2002
200 2000 1999
1998
Ryerson
Price Performance: -15.5%
Compensation CAGR: 8.0%
Reliance
Price Performance: 233.2%
Compensation CAGR: 8.0%
Average Delta: 26.7%
Ryerson’s Board Has Enriched Management at Stockholders’ Expense
Total Compensation vs. Stock Price Performance
(Ryerson vs. Reliance)
Management should be compensated for
unique skills and performance -- something
Ryerson’s current Board has ignored.  Mr.
Novich does not possess the skills or the
historical performance to justify his
compensation.
Ryerson’s stock has historically under
performed, but its CEO’s base salary has
always been higher than Reliance’s.
Since 1998, the base compensation of
Ryerson’s CEO has on average been
approximately 27% higher than Reliance’s
CEO’s.
Unlike Reliance, the total compensation for
Ryerson’s CEO has not been substantiated by
its stock price performance.
Over a nine year period total
compensation for Ryerson’s CEO
increased by approximately 277% while
its stock price declined by over 15%. In
contrast Reliance's stock price increased
233%, which supports the 400% increase
in its CEO’s total compensation package.
The total compensation for Ryerson’s
CEO increased by approximately 277%
over the last nine years, while the
average CEO total compensation for the
select service center composite
increased by 252%.
Source: Company filings
Note: CAGR
– Compounded Annual Growth Rate
Source: Company filings
Note: CAGR
– Compounded Annual Growth Rate
Total Compensation includes base salary, bonus and
other incentive compensation.
Source: Company filings.
Note:  Select
Service Center Composite Index has been chosen to include companies where CEO compensation information is publicly available. Total compensation and total returns are calculated as a simple average of the Select Service Center
Composite.
Select Service Center Composite Index include AM Castle, RelianceSteel, Russel
Metals and Olympic Steel (does not include Novamerican, EMJ and Metals USA due to limited publicly available CEO compensation information).
CAGR – Compounded Annual Growth Rate
Total Compensation includes base salary, bonus and other incentive compensation
Base Compensation vs. Stock Price Performance
(Ryerson vs. Reliance)
Total Compensation vs. Total Returns
(Ryerson vs. Industry)

Ryerson’s Current Board Has Consistently Ignored
Stockholders
We believe the current Board and senior management have ignored stockholders, delayed due process and entrenched themselves.
Rather than engage in a constructive dialogue, the current Board responded to the
Harbinger proposals by postponing the 2007 Annual Meeting indefinitely and launching a five-month search of strategic alternatives that we believe was focused more on preserving current management than on maximizing value for stockholders.
We believe the current Board and senior management lack the necessary industry experience and the specific qualifications necessary to understand the value drivers within the metals service center business.
The incumbents are NOT the right stewards for Ryerson

Platinum Equity’s Offer May Not Represent the Best
Course for Maximizing Stockholder Value
The Platinum Equity transaction resulted from a search for strategic alternatives that was triggered by the current Board of Directors’ response to the Harbinger proxy fight
-- not by market conditions or operational challenges.
We believe Ryerson’s current Board and senior management are no better equipped to conduct an effective review of strategic alternatives and maximize stockholder value than they have been to drive operational performance and profitability.
The proposed merger price represents a 1.3% discount to the closing price of
Ryerson common stock on the day prior to the announcement of the Platinum Equity transaction and a 21.6% discount from the 52 week closing high of $44.00 set on
May 9, 2007.
We believe the transaction looks to preserve existing management rather than maximize stockholder value, therefore questioning the intention and execution of the strategic review process.
Ryerson stockholders deserve a strategic review process singularly focused on maximizing stockholder value.
It is time for change…

Harbinger’s Alternative Page 14
Harbinger’s Nominees Page 15
Experience of Harbinger’s Nominees vs. Ryerson’s Current Board Page 17
The Ryerson Board Needs To Change Now Page 18
Appendices Page 19
Ryerson Inc. – Harbinger’s Nominees

Harbinger Has An Alternative Today
Harbinger’s nominees boast invaluable experience and expertise. They range from veterans of the metal services and related industries to specialists in logistics, distribution, corporate restructuring and finance.
Harbinger’s nominees, once elected, will immediately initiate an independent and objective analysis of the Platinum Equity offer.
If the Platinum Equity offer is determined to be undervalued versus stand-alone or market opportunities, Harbinger’s nominees will immediately undertake a strategic review process that is singularly focused on maximizing stockholder value.
Operating within the terms of the Platinum Equity merger agreement, Harbinger’s nominees can conduct due diligence and review any additional offers promptly following their election, reaching a conclusive recommendation well in advance of the stockholder vote on Platinum Equity’s offer.
Harbinger’s Independent Nominees Can Provide Stockholders With
The Opportunity To Realize Full And Fair Value For Their Investments

Eugene I. Davis
Chairman and Chief Executive Officer of PIRINATE
Consulting Group, LLC, a privately held consulting
firm specializing in turn-around management,
merger and acquisition consulting, proxy contests
and strategic planning advisory services for
domestic and international public and private
business entities.
Mr. Davis currently serves as Chairman of the
Board of Directors for Atlas Air Worldwide Holdings,
Inc. and Foamex, Inc. Mr. Davis is also a director
for Knology Broadband, Inc., American Commercial
Lines, Inc., Footstar Inc., PRG Shultz International,
Inc., Ion Media Networks, Inc., Delta Air Lines, Inc.
and Viskase Companies Inc.
Mr. Davis is a former director of Metals USA, Inc.
Harbinger’s Solution: Experienced and Independent
Directors
Gerald Morris
President and Chief Executive Officer of Intalite
International N.V., a diversified holding company
with investments primarily in the metals fabrication
industry, for over 30 years.
Mr. Morris is also a director of Metal Management,
Inc. and is a former director of Metals USA, Inc.
Larry J. Liebovich
After 33 years of service, Mr. Liebovich, 58, is the
former President of Liebovich Steel & Aluminum
Company.
Currently, Mr. Liebovich serves on the Board of
Directors of a private service center company, is a
freelance consultant and is the author of ‘Metal
Distribution My Way’.
Daniel W. Dienst
Chairman of the Board of Metal Management, Inc.,
one of the largest full service metals recyclers in the
United States, since April 2003, as that company’s
Chief Executive Officer since January 2004, as that
company’s President since September 2004 and as
a member of that company’s Board since 2001.
From May 2000 to January 2004, Mr. Dienst served
as Managing Director of the Corporate and
Leveraged Finance Group of CIBC World Markets
Corp., a diversified global financial services firm.
Mr. Dienst previously served as the non-executive
Chairman of the Board of Metals USA, Inc.

Allen Ritchie
Senior Vice President and Chief Financial Officer of
Altec Industries, Inc., a privately-held provider of
equipment and services to the electric utility,
telecommunications and contractor markets.
From August 2001 until November 2006, he was
Executive Vice President and Chief Financial
Officer of Protective Life Corporation.
Before joining Protective Life, Mr. Ritchie held a
number of senior management roles with AGCO
Corporation from 1991 to 1997 and Per-Se
Technologies, Inc. from 1998 to 2000.
Keith E. Butler
Sole owner of BCS Placements LLC, an NASD
registered broker dealer that focuses on raising
private equity from institutional investors.
Prior to  launching BCS, Mr. Butler worked as an
investment  banker in the transportation sector for
more  than 20 years. At firms including Alex.Brown,
PaineWebber and, until the end of 2003, UBS.
Mr. Butler is  a member of the Board, and a
member of the Audit Committee, of Atlas Air
Worldwide Holdings, Inc.
Richard Kochersperger
Director of the Food Marketing Group, a virtual
educational resource for the food industry.
Previously, he was the Director of the Center for
Food Marketing at Saint Joseph’s University.
Mr. Kochersperger has designed and implemented
Executive Education programs for several leading
companies including Albertsons/ACME,
Tengelmann, A&P, Ferrero, Fleming, McCormick
and the USDA Cochran Fellowship. He is the
author of several books on Food Logistics and he
produces the Annual Food Industry Logistics
Benchmark for Food Distributors International.
Harbinger’s Solution: Experienced and Independent
Directors (cont’d)

Experience of Harbinger’s Nominees vs. Ryerson’s
Current Board
Years of Relevant Industry Experience
0
10
20
30
40
50
60
70
80
Ryerson's Current Board Harbinger's Slate
Harbinger’s slate of independent directors have a cumulative total of 71 years of relevant industry experience.
Comparatively, Ryerson’s current Board only has 13 years. In fact, CEO Neil
Novich is the only current Ryerson director with any directly relevant industry experience.
Source: Biographies in company filings.

The Ryerson Board Needs To Change Now
Under the stewardship of the current Board, Ryerson has consistently failed to perform and has been unable to create value for stockholders -- lagging on both measures of profitability and inventory management.
Harbinger’s nominees have proven track records in successfully managing companies and maximizing value for stockholders.
Ryerson stockholders deserve Directors that can provide immediate oversight to the
Platinum Equity transaction and are prepared to initiate a review of strategic alternatives and to guide Ryerson toward improved operations and profitability.
VOTE FOR CHANGE.  VOTE FOR THE HARBINGER NOMINEES.

Appendices
ROIC Assumptions Page 20
ROIC: RYI vs. Industry Page 21
EBITDA Margins Page 22
Case Study: Metals USA, Inc. Page 23
Case Study: Metal Management, Inc. Page 26
Case Study: Liebovich Page 30
Case Study: Ritchie Page 31

Return on Invested Capital Assumptions
Definition: Return on invested capital (“ROIC”) is calculated as tax-effected EBIT
(adjusted for LIFO expense) divided by the sum of the average working capital
(adjusted for LIFO reserve) and average PP&E.
Assumptions for ROIC calculation:
Assumed a tax rate of 35% for all the years.
Working capital adjusted for LIFO reserve for Ryerson, Earle M. Jorgenson,
Reliance Steel and A.M. Castle.
EBIT has been adjusted for the LIFO charge.
EBIT includes earnings from equity in affiliates only for Reliance, Gibraltar and
Ryerson.
Companies whose fiscal year does not end in December have not been calendarized to December year end.
Peer composite includes:
Steel Service Center Composite:  A.M. Castle EMJ (until 3/06), Metals USA
(until 11/05), Novamerican, Olympic Steel, Reliance Steel, Russel Metals.

Below Average ROIC
Over the past nine years, Ryerson has delivered a below average return on invested capital (“ROIC”) of approximately 5.5% while the service center composite has achieved an average ROIC of 13.6%.
ROIC – Ryerson vs. Industry
Source: Company filings
Note: Steel Service Center Composite Index includes AM Castle, EMJ (until 3/06), Metals USA (until 11/05), Novamerican, Olympic Steel, Reliance Steel, Russel Metals.
-10.0%
-5.0%
0.0%
5.0%
10.0%
15.0%
20.0%
25.0%
30.0%
35.0%
1998 1999 2000 2001 2002 2003 2004 2005 2006
Ryerson Service Center Composite Reliance
Ryerson Average: 5.5%
Service Center Composite Average: 13.6%
Reliance Average: 15.8%
Ryerson
Reliance
Service Center
Composite

EBITDA Margins
Source: Company filings.
Note:    Companies reporting inventory under the last-in, first-out (LIFO) method are AM Castle, EMJ, Reliance and Ryerson.
Companies reporting inventory under the first-in, first-out (FIFO) method are Metals USA, Novamerican, Olympic Steel and Russel Metals.
Company 1998 1999 2000 2001 2002 2003 2004 2005 2006 Average
Ryerson 4.4% 4.7% 2.4% -1.0% 0.6% 1.5% 3.6% 4.3% 3.6% 2.7%
2.7% 2.7% 2.7% 2.7% 2.7% 2.7% 2.7% 2.7% 2.7%
MUSA 7.6% 7.9% 4.8% 1.2% 0.4% 1.8% 11.6% 12.7% NA 6.0%
EMJ 6.8% 8.1% 8.3% 7.3% 6.9% 6.8% 7.5% 8.9% NA 7.6%
TONS 6.2% 6.0% 7.6% 6.7% 6.1% 8.5% 7.2% 15.8% 8.5% 8.1%
ZEUS 3.7% 4.1% 1.9% 3.2% 4.3% 2.0% 12.6% 5.6% 6.4% 4.9%
RS 8.4% 9.2% 8.9% 7.0% 5.6% 6.1% 11.8% 12.2% 12.1% 9.0%
CAS 5.9% 5.1% 3.6% 2.0% 0.8% 0.2% 5.3% 8.4% 9.0% 4.5%
RUS 4.9% 5.1% 5.3% 4.7% 6.1% 5.1% 14.2% 8.5% 10.4% 7.1%
Service Center Composite 6.2% 6.5% 5.8% 4.6% 4.3% 4.4% 10.0% 10.3% 9.3% 6.8%

CASE STUDY: Metals USA, Inc.
Metals USA filed for chapter 11 bankruptcy on November 14, 2001.
Daniel Dienst, one of the Harbinger nominees for the Ryerson board of directors, advised the Company throughout the bankruptcy process.
As part of the restructuring initiative, Mr. Dienst advised the Company on the divestiture of eleven non-core business units.
The reorganized company emerged from bankruptcy on November 4, 2002,with a new board of directors that included Eugene Davis, Daniel Dienst and Gerald Morris, three of Harbinger’s nominees.
Dan Dienst and Eugene Davis formed the Office of the Chairman and performed all the duties of the Chief
Executive of the Company until a new Chief Executive Officer was appointed by the Board.
Within three months the board found and successfully recruited Lourenco Goncalves, an executive with over
20 years of industry experience, to serve as President and Chief Executive Officer to execute on a plan to continue to “rebuild” the Metals USA brand, increase market share in higher margin products and make selective value-added acquisitions.
Metals USA, under the leadership of its new board of directors, implemented significant operational enhancements:
Local / corporate purchasing strategy replaced previous corporate only purchasing strategy, allowing the
Company to more effectively manage its inventory.
By implementing price “pass through” provisions the Company reduced its exposure to raw material price fluctuations.
Centralized IT, HR, strategic planning and treasury functions which streamlined operations and reduced corporate overhead.
Began trading on the American Stock Exchange and then moved to the Nasdaq to provide the Company higher visibility with investors.
The board of directors’ management changes throughout the organization and operating initiatives positioned the
Company well to capitalize on a dynamic steel pricing environment.
By May 2005, the board negotiated on an agreement to sell the company resulting in a 96% compounded annual return to its stockholders.

Revenue ($ millions)

EBITDA ($ millions)

Tons Shipped (thousands)

EBITDA Margin

CASE STUDY: Metals USA, Inc. (cont’d)
Under the leadership of the new board of directors, Metals USA dramatically improved its operating metrics.
From 2003 to the announcement of the sale of Metals USA, EBITDA increased from $16.9 million to $180.5 million.
Over the same time, EBITDA margins increased from 1.8% to 11.2%.
Ryerson’s margins were significantly lower when compared to Metals USA over the same period.
EBITDA
$16.9
$175.7
$180.5
$0.0
$50.0
$100.0
$150.0
$200.0
$250.0
2003 2004 LTM
3/31/05
Revenue
1,618
963
1,510
0
500
1,000
1,500
2,000
2003 2004 LTM
3/31/05
EBITDA Margin Tons Shipped
1,288
1,501
1,458
1,000
1,200
1,400
1,600
2003 2004 LTM
3/31/05
11.2%
11.6%
1.8%
1.5%
4.2%
3.6%
0%
4%
8%
12%
16%
2003 2004 LTM
3/31/05
Metals USA Ryerson
Source: Company filings.

CASE STUDY: Metals USA, Inc. (cont’d)
Apollo’s offer price for Metals USA resulted in a 95.9% compounded annual return since the time it emerged
from bankruptcy, while Ryerson’s stock only produced a 35.3% compounded annual return over the same period.
Indexed Stock Price Performance Since Bankruptcy
Premiums Paid for Metals USA
0.0%
100.0%
200.0%
300.0%
400.0%
500.0%
600.0%
700.0%
Nov 02 May 03 Nov 03 May 04 Nov 04 May 05
Metals USA Ryerson
11/04/2002
Metals USA announced its
emergence from bankruptcy.
Shares began trading the
following day at $4.00
5/18/2005
Metals USA announced its sale
to Apollo Management for
$22.00 per share
Prior to Price Premium
1-Day $13.89 58.4%
1-Week $14.58 50.9%
4-Week $17.36 26.7%
30-Day Average $16.33 34.7%
Source: Factset.

CASE STUDY: Metal Management, Inc.
Metal Management filed for Chapter 11 bankruptcy on November 20, 2000 and emerged on June 29, 2001.
Daniel Dienst, a Harbinger nominee for the Ryerson Board of Directors, served as financial advisor to the
Company throughout the bankruptcy process.
Mr. Dienst joined Metal Management’s board of directors on June 29, 2001, upon the Company’s emergence from bankruptcy.  In April 2003, he was appointed Chairman.
In January 2004 Mr. Dienst was named CEO and Gerald Morris, another Harbinger nominee, joined the board of directors.
In September 2004, Mr. Dienst assumed the role of President.
In October 2001, the Company was re-listed on the Over the Counter Bulletin Board
In March 2003, the Company was re-admitted to the Nasdaq, enhancing the liquidity in the trading of its stock and increasing the Company’s profile with investors.
Later that same month, the board filed to be listed on the NYSE in order to further improve liquidity in the stock.
Daniel Dienst and Metal Management’s new board has focused on improving operations in order to improve the
Company’s earnings:
Increasing inventory turns.
Providing a high level of customer service.
Leveraging its geographic diversity and size to purchase scrap in regions more effectively.

CASE STUDY: Metal Management, Inc. (cont’d)
Over the course of Daniel Dienst’s and Gerald Morris’ tenure with Metal Management, the Company has completed three acquisitions and entered into two joint ventures, successfully expanding the Company’s operations from 46 facilities in 14 states to 57 facilities in 17 states.
In November 2003, the Company successfully acquired scrap metal recycling assets in order to increase volume.
In January 2005, the Company entered into a joint venture agreement with Houchens Industries to operate an existing scrap processing businesses in Kentucky and a start-up operation in Nashville, further expanding its geographic footprint.
In March 2005, the Company announced a joint venture with Donjan Marine to form Port Albany Venture which conducts stevedoring and marine services operations on the Hudson River. The joint venture allowed
Metal Management to expand its stevedoring and marine services handing business, a core competency for the Company.
In March 2006, Metal Management completed the acquisition of Morris Recycling.  The transaction was accretive to stockholders and further solidified its footprint in the Mid-South region.
In February 2007, the board entered an agreement to acquire TIMCO Scrap Processing.  The transaction was immediately accretive to earnings and increased the Company’s geographic footprint in the Houston area.
In March 2007, the Company acquired the assets of Mars Industries.
Under the stewardship of the board and management, the company has focused on maximizing stockholder value:
In March 2004, the Company announced a 2-for-1 stock split to increase liquidity of its stock.
In November 2004, the board approved a regular quarterly dividend of 7.5 cents per share of common stock.
In September 2006, the board approved the repurchase of 10% of its outstanding common stock in order to enhance stockholder value.
The efforts of Daniel Dienst, Gerald Morris and the rest of the board of the directors contributed to a 58.9%
compounded annual rate of return for investors.

(millions)

(millions)

(thousand tons)
(million lbs)

Under the leadership of the new board of directors, Metal Management dramatically improved its operating metrics
From 2002 to 2007, EBITDA increased from $6 million to $107 million.
Over the same time, EBITDA margins increased from 0.7% to 6.7%.
EBITDA Revenue
EBITDA Margin Tons Shipped
$767
$631
$770
$1,083
$1,702
$1,589
$600
$800
$1,000
$1,200
$1,400
$1,600
$1,800
2002 2003 2004 2005 2006 2007
$6
$27
$55
$100
$164
$107
$0
$30
$60
$90
$120
$150
$180
2002 2003 2004 2005 2006 2007
4,000
4,250
4,500
4,750
5,000
5,250
5,500
2002 2003 2004 2005 2006 2007
400
425
450
475
500
525
550
Ferrous (thousand tons) Non-Ferrous (million lbs)
0.7%
4.2%
7.1%
9.3%
9.6%
6.7%
0.0%
2.0%
4.0%
6.0%
8.0%
10.0%
2002 2003 2004 2005 2006 2007
CASE STUDY: Metal Management, Inc. (cont’d)
Source: Company filings.

Since the Company began trading on the OTC, the stock has provided a 58.9% compounded annual rate of return for its stockholders, while Ryerson’s stock only produced a 23.5% compounded annual return.
Indexed Stock Price Performance Since Bankruptcy
0.0%
200.0%
400.0%
600.0%
800.0%
1000.0%
1200.0%
1400.0%
1600.0%
1800.0%
Nov 01 Apr 03 Sep 04 Jan 06 Jun 07
Metal Management Ryerson
11/08/2001
Metal Management began
trading on OTC at $3.25
per share
5/27/2007
Metal Management stock
reached an all time high of
$51.45
CASE STUDY: Metal Management, Inc. (cont’d)
Source: Factset.

CASE STUDY: Liebovich Steel & Aluminum Company
Liebovich Bros., Inc. a wholly owned subsidiary of Reliance Steel & Aluminum Co. is a metal distribution company that supplies the industry with a complete inventory of carbon steels, alloys, tubing, aluminum, and stainless steel
The Company consists of six divisions: Liebovich Steel & Aluminum in Rockford, Illinois, Liebovich/PDM in
Cedar Rapids, Iowa, Good Metals Co. in Grand Rapids, Michigan, Custom Fabricators in Rockford, Illinois,
and Liebovich Steel  & Aluminum North near Green Bay, Wisconsin
The Company’s product offering includes carbon steel plates & sheets, full line of carbon bars & structural beams, angles & channels, all aluminum products, all stainless products, cold finished bars, all tubing & pipe products, grating products, alloys, and tool steel
Processing capabilities include saw cutting, shearing, flame cutting & plasma cutting, punching, blasting, heat treating, rotary grinding, and aluminum precision cutting
Liebovich Bros. was founded in 1939 and is headquartered in Rockford, Illinois
Through a strategy of making select acquisitions and by maintaining a strong focus on customer and mill relationships, Liebovich Bros. was able to grow revenues from $2 million in the early 1970’s to over $12 million by
1980
Monitoring customer’s purchasing trends and rapidly turning inventory were key to the Company achieving its attractive gross margins along with revenue growth
Liebovich Bros. was acquired by Reliance Steel and Aluminum in 1999.  At the time of acquisition, the Liebovich
Bros. management team and partners, under Larry Liebovich’s leadership, had grown LTM revenues to approximately $150 million
Larry Liebovich was employed by Liebovich Steel & Aluminum from 1972 to 2005 and served as President from 1985 until 2005, following 6 years of experience as a part of Reliance Steel & Aluminum

AGCO Corporation (“AGCO”) manufactures and distributes agricultural equipment and related replacement parts worldwide.
Products include tractors, combines, self-propelled sprayers, hay tools, forage equipment, and implements, as well as a line of diesel engines.
Allen Ritchie left Arthur Anderson in 1991, where he had been working as a financial advisor to AGCO, to join
AGCO’s senior management team where he assisted in taking the Company public in 1992.
In the early 1990s, Allen Ritchie along with AGCO executives launched an aggressive plan to grow the
Company while simultaneously cutting costs and increasing efficiency.
As part of this initiative, the AGCO team focused on improving inventory turns, rationalizing manufacturing, reducing overhead and cutting sales & marketing expenses.
Additionally they devised an ambitious acquisition strategy to build a comprehensive and efficient network of dealers that could supply an expansive and reputable product line.
During his affiliation with the Company, Mr. Ritchie helped grow AGCO from an organization with sales of $220 million in 1990 to an approximately $2.0 billion market capitalized company with sales of $3.2 billion upon his departure in 1997.
CASE STUDY: Allen Ritchie
AGCO Stock Price Performance
$0.00
$8.00
$16.00
$24.00
$32.00
$40.00
Apr 92 Feb 93 Dec 93 Sep 94 Jul 95 May 96 Mar 97 Dec 97
04/16/1992
Completed initial public offering
December 1997
Allen Ritchie's departure from
the firm
Source: Factset.

In 1997 Ritchie joined Per-Se Technologies, an ailing health care company hemorrhaging cash and troubled by stockholder lawsuits and pending investigations into its medical billing practices.
In an effort to turn around the Company, Ritchie was brought in under a three-year contract to conduct a strategic review of the Company’s operations.
Ritchie assisted in the sale of several of the Company’s non-core business units, and used proceeds towards the settlement of litigation and to strengthen the balance sheet.
Ritchie, along with the executive management team, implemented a strategy focused on maintaining relationships, systems’ integration and growth into high-profit segments.
Ritchie’s efforts helped build the foundation of the Company which was recently sold to McKesson
Corporation for $1.8 billion on November 5, 2006.
From August 2001 until November 2006, Allen Ritchie was the CFO of Protective Life Corporation, an insurance and investment products company.
During his tenure from 2001 to 2006, Ritchie helped reposition the Company by concentrating on its core medical billing operations and exiting lower margin businesses, focusing on cash flows as opposed to merely increasing top-line performance.
Over this five-year period the Company’s stock price doubled.
CASE STUDY: Allen Ritchie (cont’d)

August 7, 2007 Ryerson Inc. – A Need For Change